EXHIBIT 2.3

===============================================================================



                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                                (VIOC CENTERS)





                          Dated as of March 18, 2004,





                                    Between





                                 ASHLAND INC.





                                      And





                               ATB HOLDINGS INC.







================================================================================

                               TABLE OF CONTENTS


                                                                          Page


                                   ARTICLE I

                        VIOC Assignment and Assumption

   SECTION 1.01.        VIOC Assignment and Assumption...................1
   SECTION 1.02.        Transferred Assets and Excluded Assets...........1
   SECTION 1.03.        Assumption of Certain Liabilities................6
   SECTION 1.04.        Consents of Third Parties.......................10
   SECTION 1.05.        Tax Matters.....................................12

                               ARTICLE II

                               The Closing

   SECTION 2.01.        Closing Date....................................12
   SECTION 2.02.        Transactions To Be Effected at the Closing......12

                               ARTICLE III

                       Representations and Warranties of Ashland

   SECTION 3.01.        Financial Statements............................13
   SECTION 3.02.        Assets Other than Real Property Interests.......13
   SECTION 3.03.        Real Property...................................13
   SECTION 3.04.        [Intentionally Omitted].........................14
   SECTION 3.05.        Contracts.......................................14
   SECTION 3.06.        Permits.........................................17
   SECTION 3.07.        Condition of Transferred Assets.................17
   SECTION 3.08.        Claims..........................................18
   SECTION 3.09.        Benefit Plans...................................18
   SECTION 3.10.        Absence of Changes or Events....................19
   SECTION 3.11.        Compliance with Laws............................19
   SECTION 3.12.        Employee and Labor Matters......................21
   SECTION 3.13.        Sufficiency of Transferred Assets...............21
   SECTION 3.14.        Inventory.......................................22

                               ARTICLE IV

                                Covenants

   SECTION 4.01.        Covenants of Ashland Relating to Conduct of
                          VIOC Centers..................................22
   SECTION 4.02.        Refunds and Remittances.........................24

   SECTION 4.03.        Employee Matters................................25
   SECTION 4.04.        Post-Closing Information........................29
   SECTION 4.05.        Records.........................................29
   SECTION 4.06.        [Intentionally Omitted].........................29
   SECTION 4.07.        Bulk Transfer Laws..............................29
   SECTION 4.08.        Supplies........................................29
   SECTION 4.09.        Mail............................................30
   SECTION 4.10.        Further Assurances..............................30
   SECTION 4.11.        Review of Contracts.............................30
   SECTION 4.12.        List of Permits.................................31

                                ARTICLE V

                               Termination

   SECTION 5.01.        Termination.....................................32
   SECTION 5.02.        Effect of Termination...........................32

                               ARTICLE VI

                           General Provisions

   SECTION 6.01.        Interpretation; VIOC Centers Disclosure Letter;
                          Certain Definitions...........................32
   SECTION 6.02.        Counterparts....................................35
   SECTION 6.03.        Severability....................................35
   SECTION 6.04.        Governing Law...................................35
   SECTION 6.05.        No Third-Party Beneficiaries....................35
   SECTION 6.06.        Amendment.......................................35

Exhibit A-1        Form of Deed (VIOC Centers) (Ohio)
Exhibit A-2        Form of Deed (VIOC Centers) (Michigan)
Exhibit B          Form of Assignment and Assumption (VIOC Centers)
Exhibit C          Form of Blanket License Agreement

                            INDEX OF DEFINED TERMS
                            -----------------------

Term                                                                 Section

Active VIOC Centers Employee......................................   4.03(a)
Agreement.........................................................  Preamble
Ashland...........................................................  Preamble
Ashland Insurance Policies........................................   4.01(c)
Ashland Joint Contracts...........................................    4.11
Assigned Contracts................................................ 1.02(a)(v)
Assigned Permits.................................................. 1.02(a)(iv)
Assumed Liabilities...............................................   1.03(a)
Balance Sheet.....................................................    3.01
Blanket License Agreement.........................................   6.01(b)
Claim............................................................. 1.03(b)(iv)
COBRA............................................................. 4.03(b)(ii)
Contracts......................................................... 1.02(a)(v)
Employee Benefits Liability.......................................   3.09(b)
Environmental Claim...............................................   3.11(b)
Environmental Laws................................................   3.11(b)
Environmental Liability...........................................   6.01(b)
Environmental Tests............................................... 1.03(b)(ix)
ERISA.............................................................   3.09(a)
Excluded Assets...................................................   1.02(b)
Financial Statements..............................................    3.01
Hazardous Materials...............................................   3.11(b)
HoldCo............................................................  Preamble
HoldCo Retirement Plan............................................   4.03(d)
HoldCo VIOC Welfare Plans......................................... 4.03(b)(i)
Intellectual Property.............................................   6.01(b)
Inventory......................................................... 1.02(a)(ii)
Leased Property...................................................   3.03(a)
Master Agreement..................................................  Recitals
Owned Property....................................................   3.03(a)
Permits...........................................................    4.12
Permitted Liens...................................................   6.01(b)
Premises.......................................................... 1.02(a)(i)
Receivables.......................................................1.02(b)(xvi)
Records...........................................................1.02(a)(vii)
Release...........................................................   3.11(b)
Retained Liabilities..............................................   1.03(b)
Rev. Proc. 96-60..................................................   4.03(f)
Technology........................................................1.02(b)(xii)
Transferred Assets................................................   1.02(a)
Transferred VIOC Centers Employee.................................   4.03(a)
VIOC Assignment and Assumption....................................    1.01
VIOC Benefit Plans................................................   3.09(a)
VIOC Centers......................................................   6.01(b)

Term                                                                  Section

VIOC Centers Disclosure Letter.................................... Article III
VIOC Centers Employee.............................................   3.09(a)
VIOC Centers Material Adverse Effect..............................   6.01(b)
VIOC Pension Plans................................................   3.09(a)

                         ASSIGNMENT AND ASSUMPTION AGREEMENT (VIOC CENTERS)
                    (this "Agreement") dated as of March 18, 2004, between Ashland Inc., a Kentucky corporation ("Ashland"), and ATB Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Ashland ("HoldCo").


          WHEREAS, simultaneously with the execution and delivery of this Agreement, the parties hereto and certain other parties are entering into a Master Agreement (the "Master Agreement"; terms used but not otherwise defined herein have the meanings assigned to them in the Master Agreement); and

          WHEREAS, in accordance with the terms and conditions of the Master Agreement, Ashland wishes to transfer to HoldCo, and HoldCo wishes to acquire and assume, certain assets and liabilities of the VIOC Centers (as defined in Section 6.01(b)) pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I

                        VIOC Assignment and Assumption

          SECTION 1.01. VIOC Assignment and Assumption. On the terms and subject to the conditions of this Agreement and the Master Agreement, at the Closing, Ashland shall contribute, assign, transfer, convey and deliver to HoldCo, and HoldCo shall acquire from Ashland, all the right, title and interest as of the Closing of Ashland in, to and under the Transferred Assets (as defined in Section 1.02(a)), and HoldCo shall assume the Assumed Liabilities (as defined in Section 1.03(a)). The contribution, assignment, transfer, conveyance and delivery of the Transferred Assets and the assumption of the Assumed Liabilities and the other Transactions contemplated by this Agreement are referred to in this Agreement as the "VIOC Assignment and Assumption".

          SECTION 1.02. Transferred Assets and Excluded Assets. (a) The term "Transferred Assets" means all of

Ashland's right, title and interest in, to and under the following assets, other than the Excluded Assets (as defined in Section 1.02(b)):

               (i) all real property, leaseholds and other interests (including interests in surface rights and mineral interests) in the real property listed in Section 3.03 of the VIOC Centers Disclosure Letter (as defined in Article III), in each case together with Ashland's right, title and interest in all buildings, structures, improvements, paved parking lots and fixtures thereon and all other appurtenances thereto (collectively, the "Premises");

               (ii) all salable lube oils, greases, automotive fluids, automotive accessories (including filters), supplies, parts, spare parts and other inventories of Ashland that on the Closing Date are located on or are in transit to the Premises (collectively, the "Inventory");

               (iii) all other tangible personal property and interests therein, including all machinery, equipment, tools, appliances, telephones, telecommunications equipment, copy machines, fax machines, computers, hardware that accesses point-of-sale systems, cash registers, implements, furniture, furnishings and fixtures, of Ashland that on the Closing Date are located on or are in transit to the Premises (other than signs and other identification items and materials, including all exterior pylon, monument, ground and building signs and all interior signs, banners and reading boards, in each case that customarily are owned by Ashland (and not by the franchisee) at its franchised Valvoline Instant Oil Change (VIOC) quick-lube service centers), in each case together with any rights or claims of Ashland arising out of the breach of any express or implied warranty by the manufacturers or sellers of such assets;

               (iv) to the extent that such Permits (as defined in Section 4.12) are transferable, all Permits of Ashland that are used, held for use or intended to be used exclusively in the operation or conduct of the VIOC Centers (the "Assigned Permits");

               (v) (A) all contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding arrangements ("Contracts"), whether oral or written, to which Ashland is a party or by which Ashland is bound as of the date of this Agreement that are (1) listed in Sections 3.03 or 3.05 of the VIOC Centers Disclosure Letter or (2) of the type specified in any of clauses (i) through (xi) of Section 3.05 but, as a result of the application of any applicable thresholds set forth therein, are not required to be listed in Section 3.05 of the VIOC Centers Disclosure Letter, (B) all other written Contracts (including purchase orders and sales orders) to which Ashland is a party or by which Ashland is bound, in the case of this clause (B) that are entered into after the date of this Agreement, but not in violation or breach of any provision of this Agreement, and that exclusively relate to, or that arise exclusively out of, the operation or conduct of the VIOC Centers in the ordinary course of business and (C) all Contracts to which Ashland is a party or by which Ashland is bound, in the case of this clause (C) that are entered into after the date of this Agreement and that are to be treated as Assigned Contracts pursuant to Section
          4.11 (the "Assigned Contracts");

               (vi) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of Ashland, in each case to the extent used, held for use or intended to be used in, or to the extent arising out of, the operation or conduct of the VIOC Centers;

               (vii) all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, suppliers' lists, billing records, sales and promotional literature, supplier correspondence, sales records, credit data and other information relating to present or past customers, cost and pricing information, equipment maintenance data, purchasing records and information, business plans, payroll and personnel records, purchase orders, sales forms, artwork, photography, log books, environmental, health and safety schedules, reports, protocols and findings pertaining to the VIOC Centers or the Transferred Assets (including records of spills or other releases or discharges into the atmosphere, records of environmental, safety or health reports to or from Governmental Entities regarding the VIOC Centers or the Transferred Assets (including notices of violation), and correspondence, notices and orders of an environmental, safety or health nature regarding the VIOC Centers or the Transferred Assets) and other similar property, rights and information of Ashland, in each case that are used, held for use or intended to be used exclusively in, or that arise exclusively out of, the operation or conduct of the VIOC Centers (the "Records"); provided, however, that the Records shall not include any property, rights or information of Ashland that will be licensed to Merger Sub pursuant to the Blanket License Agreement (as defined in Section 6.01(b));

               (viii) all goodwill and going concern value of Ashland generated exclusively by, or associated exclusively with, the VIOC Centers; and

               (ix) all rights, claims and credits of Ashland to the extent relating to any other Transferred Asset or any Assumed Liability (other than any such items arising under insurance policies), including any such items arising under any guarantee, warranty, indemnity or similar right in favor of Ashland in respect of any other Transferred Asset or any Assumed Liability.

               (b) The term "Excluded Assets" means:

               (i) all assets identified in Section 1.02(b) of the VIOC Centers Disclosure Letter;

               (ii) all cash and cash equivalents of Ashland;

               (iii) all rights, claims and credits of Ashland to the extent relating to any other Excluded Asset or any Retained Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and any guarantee, warranty, indemnity or similar right in favor of Ashland in respect of any other Excluded Asset or any Retained Liability;

               (iv) all collective bargaining agreements and other Contracts with any labor union that cover one or more Active VIOC Centers Employees (as defined in Section 4.03(a)) and all Contracts relating to compensation, bonus or severance to which any Active VIOC Centers Employee or any person hired to become a VIOC Centers Employee (as defined in Section 3.09(a)) is a party;

               (v) all the assets of the VIOC Pension Plans (as defined in Section 3.09(a)) and all the assets of Ashland and its affiliates under any other VIOC Benefit Plan (as defined in Section 3.09(a));

               (vi) all rights of Ashland under the Transaction Agreements and the Ancillary Agreements;

               (vii) all assets relating to corporate-level services of the type currently provided to the VIOC Centers by Ashland or any of its affiliates;

               (viii) any shares of capital stock of any affiliate of Ashland;

               (ix) the names and marks "Ashland", "V Valvoline Instant Oil Change(R) and design", "Valvoline(R)", "V(R)", "Valvoline Instant Oil Change(R)", "Instant Oil(R)", "MVP(R) and Design" and "MVP Maximum Vehicle Performance(R) and Design" (in any style or design), and any other name or mark either derived from or including any portion of the foregoing or otherwise used in the operation or conduct of the VIOC Centers;

               (x) all records of Ashland prepared in connection with the Transactions;

               (xi) all financial and tax records relating to the VIOC Centers to the extent they form part of Ashland's general ledger;

               (xii) all trade secrets, confidential information and inventions, and all proprietary formulae, processes, procedures, research records, records of inventions, test information, operating systems, operating manuals, market surveys and marketing know-how of Ashland that are used, held for use or intended to be used in the operation or conduct of the VIOC Centers, including the System (as defined in the form of License Agreement attached to the Blanket License Agreement and incorporated by reference therein) (the "Technology");

               (xiii) all Intellectual Property (as defined in Section 6.01(b)) of Ashland that is used, held for use or intended to be used in the operation or conduct of the VIOC Centers;

               (xiv) all signs and other identification items and materials, including exterior pylon, monument, ground and building signs and all interior signs, banners and reading boards, in each case that customarily are owned by Ashland (and not by the franchisee) at its franchised Valvoline Instant Oil Change (VIOC) quick-lube service centers;

               (xv) prepaid insurance premiums; and

               (xvi) all accounts receivable of Ashland as of the close of business on the Closing Date that arise out of the operation or conduct of the VIOC Centers (the "Receivables").

          SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, HoldCo shall assume, effective as of the Closing, and from and after the Closing, HoldCo shall pay, perform and discharge when due, and indemnify Ashland and its affiliates and each of their respective Representatives against, and defend and hold them harmless from, all of the following liabilities, obligations and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, of Ashland (collectively, the "Assumed Liabilities"), other than any Retained Liabilities:

               (i) all liabilities, obligations and commitments of Ashland under the Assigned Contracts to the extent such liabilities, obligations and commitments relate to the period from and after the Closing;

               (ii) all liabilities, obligations and commitments of Ashland to the extent expressly assumed by HoldCo in accordance with Section 4.03;

               (iii) all Environmental Liabilities (as defined in Section 6.01(b)) of Ashland to the extent they arise out of both (A) the operation of any of the Transferred Assets or the operation or conduct of the VIOC Centers and (B) either (x) events occurring or circumstances or conditions arising from and after the Closing, or
          (y) events occurring or circumstances or conditions arising prior to the Closing, but only, in the case of this clause (B)(y), to the extent set forth in the table below (provided, however, that to the extent the same Environmental Liability is described in both clauses
          (x) and (y) of this Section 1.03(a)(iv)(B), such Environmental Liability will be apportioned between HoldCo and Ashland in proportion to the extent to which the activities of each party contributed to the cause of the Environmental Liability, taking into account all pertinent factors, including the length of ownership by HoldCo and Ashland of the relevant property during the time of the event or occurrence, or the development of the circumstance or condition, giving rise to the Environmental Liability and the use made of such property by the parties hereto):


------------------------------------------------------------------------------
If written notice (in                            Percentage of Environmental
reasonable detail) of such                       Liability described in clause
Environmental Liability is                       (B)(y) above that will be an
first received by Ashland                        Assumed Liability:
during the twelve-month
period ending on the
following anniversary of the
Closing Date (provided,
however, that with respect to
any Environmental Liability
arising from any matter
referred to in Section 3.11(b)
of the VIOC Centers Disclosure
Letter, Ashland shall be
deemed to have received
written notice (in reasonable
detail) of such Environmental
Liability prior to the first
anniversary of the Closing Date):
------------------------------------------------------------------------------
First through Fifth                                     0%
------------------------------------------------------------------------------
Sixth                                                   20%
------------------------------------------------------------------------------
Seventh                                                 40%

------------------------------------------------------------------------------
Eighth                                                  60%
------------------------------------------------------------------------------
Ninth                                                   80%
------------------------------------------------------------------------------
If such notice is not                                  100%
received by Ashland on or
prior to the ninth
anniversary of the Closing Date
------------------------------------------------------------------------------
; and

               (iv) all other liabilities, obligations and commitments of Ashland to the extent such liabilities, obligations and commitments relate to or arise out of the operation of any of the Transferred Assets or the operation or conduct of the VIOC Centers, in each case from and after the Closing.

     (b) Notwithstanding Section 1.03(a), or any other provision of this Agreement, HoldCo shall not assume, and Ashland shall pay, perform and discharge when due, and indemnify HoldCo and its affiliates and each of their respective Representatives against, and defend and hold them harmless from, any liability, obligation or commitment of Ashland or the VIOC Centers of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise, and whether due or to become due, except the Assumed Liabilities (collectively, the "Retained Liabilities"). Without limiting the generality of the foregoing, the Retained Liabilities include:

          (i) any liability, obligation or commitment of Ashland to the extent arising out of the operation or conduct by Ashland or any of its affiliates of any business other than the VIOC Centers;

          (ii) all accounts payable of Ashland to the extent arising out of the operation or conduct of the VIOC Centers prior to the Closing;

          (iii) any liability, obligation or commitment of Ashland (A) to the extent arising out of any actual or alleged breach by Ashland of, or nonperformance by Ashland under, any Contract (including any Assigned Contract) prior to the Closing or (B) under any Assigned Contract to the extent such liability, obligation or commitment relates to the period prior to the Closing;

          (iv) any liability, obligation or commitment of Ashland arising out of any warranty claim, suit, action, proceeding, investigation, governmental action or other cause of action or claim associated with or relating to the VIOC Centers or the Transferred Assets (a "Claim") to the extent arising out of actions, omissions or conditions occurring or existing on or prior to the Closing Date;

          (v) any liability, obligation or commitment of Ashland to the extent such liability, obligation or commitment relates to, or arises out of, any Excluded Asset, or arises out of the ownership or operation by Ashland of any of the Excluded Assets;

          (vi) except as otherwise expressly provided in Section 4.03, any liability, obligation or commitment of Ashland arising under any VIOC Benefit Plan;

          (vii) any liability, obligation or commitment of Ashland to any of its divisions, subsidiaries or affiliates;

          (viii) any liability, obligation or commitment of Ashland or any of its affiliates under any of the Transaction Agreements or any of the Ancillary Agreements; and

          (ix) any Environmental Liability arising out of events occurring or circumstances or conditions arising prior to the Closing except for Environmental Liabilities that are Assumed Liabilities pursuant to
     Section 1.03(a)(iii); provided, however, an Environmental Liability that otherwise would be considered a Retained Liability under this Section 1.03(b)(ix) shall be an Assumed Liability and shall not be a Retained Liability if the event, circumstance or condition that gave rise to such Environmental Liability (A) is the result of a change in use after the Closing Date of any of the Premises to a use other than a commercial use of such Premises similar to its current use, or (B) was discovered as a result of a Phase II or other intrusive sampling, testing or investigation conducted after the Closing Date (collectively, "Environmental Tests") except for

     Environmental Tests undertaken (x) to respond to, investigate, or otherwise remediate environmental conditions or contamination that are on the Closing Date in violation of the standards imposed by applicable Environmental Laws (as defined in Section 3.11(b)), (y) as required by Environmental Laws, pursuant to the terms of any lease with respect to any of the Premises or in response to an inquiry, request, claim or demand by a Governmental Entity or as a reasonable response to any claim or demand by any other person that is not an affiliate of HoldCo or (z) in connection with a condition first discovered as a result of construction activities, excluding construction activities relating to the installation of underground storage tanks, commencing after the Closing Date at, on or beneath any of the Premises, so long as such construction activities are undertaken in connection with a commercial use of such Premises similar to its current use.

          (c) HoldCo shall acquire the Transferred Assets free and clear of all liabilities, obligations and commitments of Ashland, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens (as defined in Section 6.01(b)) and other than any Lien pursuant to the HoldCo Borrowing arrangements or arising from actions or inactions of any of the Marathon Parties or their affiliates (and not of any of the Ashland Parties or their affiliates).

          SECTION 1.04 Consents of Third Parties. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset, or to assume any liability, obligation or commitment, if an attempted assignment or assumption thereof, without the Consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, liability, obligation or commitment, or would in any way adversely affect the rights of Ashland or, upon transfer, HoldCo with respect to such asset, liability, obligation or commitment. If any transfer or assignment by Ashland, or any assumption by HoldCo, of any interest in, or liability, obligation or commitment under, any asset requires the Consent of a third party, then such transfer or assignment or assumption shall be made subject to such Consent being obtained. Except as set forth in Section 1.04(b), Ashland shall not have any liability or obligation under this Agreement arising out of or relating to the failure to obtain any such Consent that may be required in connection with the Transactions contemplated by this Agreement or because of any circumstances resulting therefrom, in each case so long as Ashland shall have complied with its obligation under Section 9.11 of the Master Agreement to use its reasonable best efforts to obtain such Consents. Subject to Section 1.04(b), no representation, warranty or covenant of Ashland herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent, (ii) any circumstances resulting therefrom or (iii) any Claim or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such Consent or any circumstances resulting therefrom, in each case so long as Ashland shall have complied with its obligation under Section 9.11 of the Master Agreement to use its reasonable best efforts to obtain such Consents.

          (b) If any such Consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Ashland and HoldCo shall cooperate (at their own expense) in any lawful and reasonable arrangement proposed by HoldCo under which HoldCo shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to HoldCo of any and all rights of Ashland against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (ii) the enforcement by Ashland of such rights. With respect to the Assigned Contracts listed in
Section 1.04(b) of the VIOC Centers Disclosure Letter, if the provision of such economic claims, rights and benefits to HoldCo shall violate the rights of such other party, Ashland shall otherwise compensate HoldCo for the reasonable value, if any, of such economic claims, rights and benefits, so long as HoldCo shall have complied with its obligations under the first sentence of this Section 1.04(b).

          SECTION 1.05. Tax Matters. Notwithstanding anything to the contrary in this Agreement, the rights, responsibilities and obligations of the parties with respect to any Taxes or Tax Items (in each case as defined in the Tax Matters Agreement) related to or arising from the ownership or operation of the VIOC Centers shall be determined pursuant to the Tax Matters Agreement.

                                  ARTICLE II

                                  The Closing

          SECTION 2.01. Closing Date. The closing of the VIOC Assignment and Assumption will occur at the Closing, subject only to the satisfaction or waiver of the conditions to Closing in accordance with the terms of the Master Agreement.

          SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing, in accordance with Section 1.01(a) of the Master Agreement:

          (a) Ashland shall deliver to HoldCo an executed deed (in recordable form) with respect to each of the Owned Properties (as defined in Section 3.03(a)) located in Ohio, substantially in the form attached hereto as Exhibit A-1, and an executed deed (in recordable form) with respect to each of the Owned Properties located in Michigan, substantially in the form attached hereto as Exhibit A-2;

          (b) Ashland and HoldCo shall enter into an assignment and assumption document, in the form attached hereto as Exhibit B, providing for the assignment of the Transferred Assets and the assumption of the Assumed Liabilities; and

          (c) The parties thereto shall enter into the Blanket License
     Agreement.

                                 ARTICLE III

                   Representations and Warranties of Ashland

          Ashland hereby represents and warrants to HoldCo that, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as set forth in the letter referencing this Agreement, dated as of the date of this Agreement, from Ashland to HoldCo (the "VIOC Centers Disclosure Letter"):

          SECTION 3.01. Financial Statements. Section 3.01 of the VIOC Centers Disclosure Letter sets forth the unaudited combined statement of tangible assets to be sold as of September 30, 2003 (the "Balance Sheet"), the unaudited combined statement of tangible assets to be sold as of December 31, 2003, the unaudited combined statement of income before taxes for the year ended September 30, 2003 and the unaudited combined statement of income before taxes for the three months ended December 31, 2003, together with the notes to such financial statements, in each case of the VIOC Centers (such financial statements and the notes thereto, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the tangible assets to be sold and income before taxes of the VIOC Centers as of the dates and for the periods indicated, in conformity with GAAP (subject, in the case of the interim financial statements as of and for the period ended December 31, 2003, to normal, recurring year-end adjustments).

          SECTION 3.02. Assets Other than Real Property Interests. Ashland has, or as of the Closing Date will have, and at the Closing Ashland will transfer (subject to the consummation of the Closing on the Closing Date in accordance with the terms of Article I of the Master Agreement) to HoldCo, good and valid title to all Transferred Assets in each case free and clear of all Liens (other than any Lien pursuant to the HoldCo Borrowing arrangements or arising from actions or inactions of any of the Marathon Parties or their affiliates (and not of any of the Ashland Parties or their affiliates)), except Permitted Liens. This Section 3.02 does not relate to real property or interests in real property, such items being the subject of Section 3.03.

          SECTION 3.03. Real Property. (a) Section 3.03 of the VIOC Centers Disclosure Letter sets forth a complete list of all real property and interests in real property owned in fee by Ashland and any of the other Ashland Parties and used, held for use or intended to be used exclusively in the operation or conduct of the VIOC Centers, other than any such property or interest constituting an Excluded Asset (individually, an

"Owned Property"). Section 3.03 of the VIOC Centers Disclosure Letter sets forth a complete list of all real property and interests in real property leased by Ashland and used, held for use or intended to be used exclusively in the operation or conduct of the VIOC Centers, other than any such property or interest constituting an Excluded Asset (individually, a "Leased Property").

          (b) Ashland has, or as of the Closing Date will have, and at the Closing Ashland will transfer (subject to the consummation of the Closing on the Closing Date in accordance with the terms of Article I of the Master Agreement) to HoldCo, good and marketable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens (other than any Lien pursuant to the HoldCo Borrowing arrangements or arising from actions or inactions of any of the Marathon Parties or their affiliates (and not of any of the Ashland Parties or their affiliates)), except Permitted Liens.

          SECTION 3.04. [Intentionally Omitted].

          SECTION 3.05. Contracts. (a) Except for Contracts that will not be binding on the Transferred Assets or any of the VIOC Centers after the Closing, Ashland is not a party to or bound by any Contract that is used, held for use or intended to be used exclusively in, or that arises exclusively out of, the operation or conduct of the VIOC Centers (other than (x) the Transaction Agreements and the Ancillary Agreements and (y) Assigned Contracts entered into after the date of this Agreement in the ordinary course of business and not otherwise in violation of this Agreement) that is:

          (i) a covenant not to compete (other than pursuant to the radius restrictions contained in the agreements listed in Section 3.05(a)(i) of the VIOC Centers Disclosure Letter) that limits the conduct of business at any of the VIOC Centers as presently conducted;

          (ii) a Contract with (A) Ashland or any affiliate of Ashland or (B) any officer, director or employee of Ashland or any of its affiliates, in each case other than Contracts that will be terminated as of the Closing;

          (iii) a lease, sublease or similar Contract with any person under which Ashland is a lessor or sublessor of, or makes available for use to any person, all or any portion of the Premises in any such case that has an aggregate future receivable in excess of $50,000 and is not terminable by Ashland by notice of not more than 30 days without payment or penalty of any kind;

          (iv) a lease, sublease or similar Contract with any person under which (A) Ashland is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) Ashland is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Ashland, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by Ashland by notice of not more than 30 days without payment or penalty of any kind;

          (v) (A) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase orders for inventory in the ordinary course of business consistent with past practice), (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $100,000 and is not terminable by Ashland by notice of not more than 30 days without payment or penalty of any kind;

          (vi) a Contract (including a sales order) involving the obligation of Ashland to deliver products or services for payment of more than $100,000 or extending for a term more than 90 days from the date of this Agreement (unless terminable without payment or penalty of any kind upon no more than 30 days' notice);

          (vii) (A) a Contract under which Ashland has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) any other note, bond, debenture, letter of credit, financial assurance requirement or other evidence of indebtedness issued to any person;

          (viii) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Ashland or (B) Ashland has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

          (ix) a Contract under which Ashland has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than extensions of trade credit in the ordinary course of business of the VIOC Centers), in any such case that, individually, is in excess of $100,000;

          (x) a Contract granting a Lien (other than Permitted Liens) upon the Premises; or

          (xi) any other Contract that has an aggregate future liability to any person (other than Ashland) in excess of $100,000 and is not terminable by Ashland by notice of not more than 30 days without payment or penalty of any kind (other than purchase orders and sales orders).

As of the date of this Agreement, neither the Transferred Assets nor the VIOC Centers are bound by or subject to any Contract of any of the types referred to in clauses (i) through (xi) of this Section 3.05(a), applying the thresholds set forth therein, that will be binding on any of the Transferred Assets or the VIOC Centers after the Closing Date.

          (b) All Contracts listed in the VIOC Centers Disclosure Letter are valid, binding and in full force and effect and are enforceable by Ashland in accordance with their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to equitable principles of general applicability, except for such failures to be valid, binding, in full force and effect or enforceable that have not had and would not reasonably be expected to have a VIOC Centers Material Adverse Effect (as defined in Section 6.01(b)). Ashland has performed all obligations required to be performed by it to date under the Assigned Contracts, and it is not in breach or default thereunder and, to the knowledge of Ashland, no other party to any Assigned Contract is in breach or default thereunder, in each case except for such noncompliance, breaches and defaults that have not had and would not reasonably be expected to have a VIOC Centers Material Adverse Effect. Ashland has not received any notice of the intention of any party to terminate any Assigned Contract listed in any section of the VIOC Centers Disclosure Letter.

          (c) Section 3.05(c) of the VIOC Centers Disclosure Letter sets forth each Assigned Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the VIOC Assignment and Assumption to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof, other than any such invalidity, termination, breach, violation, default, change or modification that would not reasonably be expected to have a VIOC Centers Material Adverse Effect.

          SECTION 3.06. Permits. All Assigned Permits are validly held by Ashland, and Ashland has complied with the terms and conditions thereof, except for any such invalidity or non-compliance that would not reasonably be expected to have a VIOC Centers Material Adverse Effect. Ashland has not received written notice of any Claims relating to the revocation or modification of any Assigned Permits except for any such Claims that would not reasonably be expected to have a VIOC Centers Material Adverse Effect. None of the Assigned Permits is subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the VIOC Assignment and Assumption, except for any such suspensions, modifications, revocations or nonrenewals that would not reasonably be expected to have a VIOC Centers Material Adverse Effect. This
Section 3.06 does not relate to environmental matters, such items being the subject of Section 3.11(b).

          SECTION 3.07. Condition of Transferred Assets. The Transferred Assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their current uses, except where the failure of the Transferred Assets to be in good operating condition or repair or to be suitable for such uses would not reasonably be expected to have a VIOC Centers Material Adverse Effect.

          SECTION 3.08. Claims. Section 3.08 of the VIOC Centers Disclosure Letter sets forth a list of each Claim pending or, to the knowledge of Ashland, threatened against, or as to which a notice has been received as of the date of this Agreement by, Ashland (and, as to complaints, which have been served on Ashland) and that involves an amount in controversy of more than $100,000. This Section 3.08 does not relate to environmental matters, such items being the subject of Section 3.11(b), or to employee or labor matters, such items being the subject of Section 3.12.

          SECTION 3.09. Benefit Plans. (a) Section 3.09 of the VIOC Centers Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Ashland for the benefit of any officers or employees of the VIOC Centers ("VIOC Pension Plans") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Ashland or any of its affiliates for the benefit of one or more current or former employees of the VIOC Centers (other than any former employee of the VIOC Centers who became employed by MAP or any of its subsidiaries following termination of employment with Ashland or any of its affiliates) (each, a "VIOC Centers Employee") (all the foregoing, including VIOC Pension Plans, being herein called "VIOC Benefit Plans"). Ashland has provided to Marathon true, complete and correct copies of (i) each VIOC Benefit Plan (or, in the case of any unwritten VIOC Benefit Plans, fair and accurate summary descriptions thereof), (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each VIOC Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each VIOC Benefit Plan for which such a summary plan description is required and (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any VIOC Benefit Plan.

          (b) There does not exist as of the date of this Agreement, nor do any circumstances exist as of the date of this Agreement that would reasonably be expected to result in, any Employee Benefits Liability (as defined below), whether under any VIOC Benefit Plan or otherwise, that would reasonably be expected to become a liability of HoldCo or any of its affiliates at or after the Closing. "Employee Benefits Liability" means any liability of Ashland or any entity required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with Ashland prior to the Closing under (i) Sections 302, 405, 409 or Title IV of ERISA, (ii) Section 412, 4971 or 4975 of the Code or (iii) Sections 601 et. seq. and 701 et seq. of ERISA and Section 4980B and Sections 9801 et seq. of the Code.

          SECTION 3.10. Absence of Changes or Events. From the date of the Balance Sheet to the date of this Agreement, there has not been any event, change, effect or development (i) that, individually or in the aggregate, has had or would reasonably be expected to have a VIOC Centers Material Adverse Effect or (ii) that would have been prohibited by Section 4.01 if the terms of such section had been in effect as of and after the date of the Balance Sheet.

          SECTION 3.11. Compliance with Laws. (a) The VIOC Centers are in compliance with all applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that would not reasonably be expected to have a VIOC Centers Material Adverse Effect. To the knowledge of Ashland, Ashland has not received any written communication from a Governmental Entity that alleges that the VIOC Centers are not in compliance in any material respect with any applicable Law that has not been finally resolved with such Governmental Entity. This Section 3.11(a) does not relate to matters with respect to Taxes, which are the subject of the Tax Matters Agreement, or to environmental matters, which are the subject of Section 3.11(b).

          (b) There are no underground storage tanks for the storage of Hazardous Materials (as defined below) in use at any of the VIOC Centers, and to Ashland's knowledge there are no such tanks located under the Premises. Except for such matters that would not reasonably be expected to have a VIOC Centers Material Adverse Effect, (i) to the knowledge of Ashland, Ashland has not received any written communication from a Governmental Entity that alleges that the VIOC Centers are in violation of any Environmental Law that has not been finally resolved with such Governmental Entity, (ii) Ashland holds all Permits required to conduct the VIOC Centers under any applicable Environmental Law, and is and at all times has been in compliance with all Environmental Laws and the terms and conditions of such Permits, (iii) there are no Environmental Claims (as defined below) pending, or to the knowledge of Ashland, threatened against Ashland and (iv) there have been no Releases (as defined below) of any Hazardous Material at or originating from the Premises, and no Hazardous Materials have been handled, generated, stored, transported or disposed of by the VIOC Centers, in each case that would reasonably be expected to form the basis of an Environmental Claim against Ashland. The term "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials; or (y) the failure to comply with any Environmental Law. The term "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the protection of the environment, the protection of the public welfare from actual or potential exposure, or the effects from exposure, to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Materials or the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any Hazardous Materials. The term "Hazardous Materials" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and any other material, chemical substance or waste that in relevant form or concentration is prohibited, limited or regulated (or the cleanup of which can be required) pursuant to any Environmental Law and all substances that require special handling, storage or disposal procedures or whose handling, storage or disposal procedures is in any way regulated, in any case under any applicable Law for the protection of the health, safety and environment. The term "Release" means any spill, emission, leaking, dumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials into or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

          SECTION 3.12. Employee and Labor Matters. Except as would not reasonably be expected to have a VIOC Centers Material Adverse Effect (i) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending against the VIOC Centers; (ii) to the knowledge of Ashland, no union organizational campaign is in progress with respect to the VIOC Centers Employees and no question concerning representation of such employees exists; (iii) Ashland is not engaged in any unfair labor practice in connection with the conduct of the VIOC Centers; (iv) there are not any unfair labor practice charges or complaints against Ashland pending before the National Labor Relations Board in connection with the conduct of the VIOC Centers; (v) there are not any pending union grievances against Ashland in connection with the conduct of the VIOC Centers as to which there is a reasonable possibility of adverse determination; (vi) there are not any pending charges in connection with the conduct of the VIOC Centers against Ashland or any VIOC Centers Employee before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and
(vii) Ashland has not received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the VIOC Centers.

          SECTION 3.13. Sufficiency of Transferred Assets. Except for the exclusion of the Excluded Assets and assuming that HoldCo has the ability to provide to the VIOC Centers all corporate-level services of the type that are currently provided to the VIOC Centers by Ashland or any of its affiliates, the Transferred Assets, together with the Blanket License Agreement, are sufficient for the operation and conduct of the business of the VIOC Centers immediately following the Closing in substantially the same manner as currently operated and conducted, other than any insufficiency that would not reasonably be expected to have a VIOC Centers Material Adverse Effect.

          SECTION 3.14. Inventory. Except as would not reasonably be expected to have a VIOC Centers Material Adverse Effect, the Inventory is generally of a quality usable or salable in the ordinary course of business of the VIOC Centers.

                                  ARTICLE IV

                                   Covenants

          SECTION 4.01. Covenants of Ashland Relating to Conduct of VIOC Centers. (a) Except for matters set forth in Section 4.01 of the VIOC Centers Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Closing, Ashland shall conduct the business of the VIOC Centers in the usual, regular and ordinary course in substantially the same manner as previously conducted. Without limiting the generality of the foregoing, Ashland shall use its reasonable best efforts to
(i) preserve the material business relationships of the VIOC Centers with customers, suppliers, distributors and others with whom Ashland deals in connection with the conduct of the VIOC Centers in the ordinary course of business and retain its present employees who are involved in the operation of the VIOC Centers, (ii) maintain the Transferred Assets, including those held under leases, in as good operating condition and repair (ordinary wear and tear excepted) as at present, and maintain all Permits set forth in Section
3.06 of the VIOC Centers Disclosure Letter, (iii) perform in all material respects its obligations under Assigned Contracts and (iv) comply in all material respects with all applicable Laws relating to the VIOC Centers or any of the Transferred Assets. In addition, except as set forth in Section 4.01 of the VIOC Centers Disclosure Letter or otherwise contemplated by the Transaction Agreements, Ashland shall not do any of the following in connection with the VIOC Centers without the prior written consent of Marathon (which consent shall not be unreasonably withheld or delayed):

          (i) adopt, establish or amend in any material respect any VIOC Benefit Plan (or any plan that would be a VIOC Benefit Plan if adopted or established) in a manner affecting any VIOC Centers Employee, except as required by applicable Law or as would relate to a substantial number of other similarly situated employees of Ashland and its subsidiaries;

          (ii) grant to any VIOC Centers Employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing Contracts set forth in Section 3.05 of the VIOC Centers Disclosure Letter and except for any increases for which Ashland shall be solely obligated and which will not result in any incremental compensation that will be payable by HoldCo after the Closing Date pursuant to Section 4.03(a);

          (iii) subject any Transferred Asset to any Lien of any nature whatsoever that would have been required to be set forth in Sections 3.02 or 3.03 of the VIOC Centers Disclosure Letter if existing on the date of this Agreement;

          (iv) waive any claims or rights of substantial value to the extent relating to any Transferred Asset;

          (v) make or incur any capital expenditures (of a non-emergency nature) that relate to the VIOC Centers and that are not reflected in the capital expenditure budget set forth in Section 4.01(a)(v) of the VIOC Centers Disclosure Letter and that, individually, are in excess of $100,000 or that, in the aggregate, are in excess of $500,000, except for any such capital expenditures for which Ashland shall be solely obligated, provided, however, that if Ashland makes or incurs a capital expenditure that relates exclusively to the VIOC Centers and is not reflected in the capital expenditure budget set forth in Section 4.01(a)(v) of the VIOC Centers Disclosure Letter, and if Marathon agrees in writing to cause HoldCo to reimburse Ashland for such capital expenditure, then HoldCo shall, promptly after the Closing, reimburse Ashland for such capital expenditure;

          (vi) sell, lease, license or otherwise dispose of any Transferred Assets, except (A) inventory, supplies and obsolete or excess equipment sold or disposed of in the ordinary course of business and (B) leases entered into in the ordinary course of business with aggregate annual lease payments not in excess of $50,000;

          (vii) enter into or amend any employee collective bargaining agreement or other Contract with any labor union;

          (viii) commit an intentional material breach of or waive any material rights under any material Assigned Contract or any material Permit, or amend or terminate any material Assigned Contract or any material Permit if the result of any such amendment or termination would be materially adverse to HoldCo; or

          (ix) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Advice of Changes. Ashland shall promptly advise Marathon in writing of any change or event that has had or would reasonably be expected to have a VIOC Centers Material Adverse Effect.

          (c) Insurance. Ashland shall use its reasonable best efforts to keep, or to cause to be kept, all insurance policies currently maintained with respect to the Transferred Assets (the "Ashland Insurance Policies"), or suitable replacements thereof, in full force and effect without interruption through the close of business on the Closing Date; it being understood that any and all Ashland Insurance Policies are owned and maintained by Ashland and its affiliates (and do not exclusively relate to the VIOC Centers). HoldCo will not have any rights under the Ashland Insurance Policies from and after the Closing Date.

          (d) Reimbursement of Media Expenditures. After the date of this Agreement, if Ashland enters into a Contract that is a media placement agreement that would be an Assigned Contract pursuant to Section 1.02(a)(v)(B), and if Marathon agrees in writing to cause HoldCo to reimburse Ashland for expenditures made or incurred under such Assigned Contract prior to the Closing, then HoldCo shall, promptly after the Closing, reimburse Ashland for such expenditures.

          SECTION 4.02. Refunds and Remittances. After the Closing, if Ashland or any of its affiliates receive any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to HoldCo or any of its affiliates in accordance with the terms of this Agreement, Ashland promptly shall remit, or shall cause to be remitted, such amount to HoldCo. After the Closing, if

HoldCo or any of its affiliates receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Ashland or any of its affiliates in accordance with the terms of this Agreement, HoldCo promptly shall remit, or shall cause to be remitted, such amount to Ashland. After the Closing, if HoldCo or any of its affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which Ashland or any of its affiliates is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Ashland or any of its affiliates in accordance with the terms of this Agreement, HoldCo promptly shall remit, or cause to be remitted, such amount to Ashland. After the Closing, if Ashland or any of its affiliates receive any refund or other amount which is related to claims (including workers' compensation), litigation, insurance or other matters for which HoldCo or any of its affiliates is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to HoldCo or any of its affiliates in accordance with the terms of this Agreement, Ashland promptly shall remit, or cause to be remitted, such amount to HoldCo.

          SECTION 4.03. Employee Matters. (a) Continuation of Employment. Effective as of the Closing, HoldCo or one or more of its affiliates shall offer employment (which shall include HoldCo's compliance with its covenants set forth in this Section 4.03) to all VIOC Centers Employees who on the Closing Date are actively at work (each, an "Active VIOC Centers Employee"). For purposes of this Agreement, any VIOC Centers Employee who is not actively at work on the Closing Date due solely to a leave of absence (including due to vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, injury or short-term disability), other than long-term disability, in compliance with applicable policies of Ashland or its affiliates shall be deemed an Active VIOC Centers Employee. Each VIOC Centers Employee who accepts such an offer of employment is referred to herein as a "Transferred VIOC Centers Employee". Immediately following the Closing, HoldCo shall, or shall cause one or more of its affiliates to, provide each Transferred VIOC Centers Employee (i) with overall compensation that is at least equivalent to such Transferred VIOC Centers Employee's overall compensation in effect immediately prior to the

Closing and (ii) subject to the provisions of this Section 4.03, with appropriate employee benefits as determined by HoldCo or such affiliate. Without limiting the generality of the foregoing, HoldCo shall maintain employee benefit plans and programs for the Transferred VIOC Centers Employees, which shall be competitive in the retail industry.

          (b) Certain Welfare Benefits Matters. (i) Immediately following the Closing, HoldCo or one or more of its affiliates shall allow Transferred VIOC Centers Employees to participate in benefit plans that provide for group welfare benefits including, for the avoidance of doubt, vacation and severance benefits (the "HoldCo VIOC Welfare Plans"). HoldCo shall grant to the Transferred VIOC Centers Employees credit under the HoldCo VIOC Welfare Plans for service prior to the Closing with Ashland and its affiliates for all purposes, other than for purposes of determining eligibility to receive retiree medical subsidies and for purposes of determining level of benefits and benefit accruals under any retiree medical plans maintained by HoldCo or its affiliates. HoldCo or its applicable affiliate shall (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred VIOC Centers Employees and their dependents under the HoldCo VIOC Welfare Plans to the extent satisfied or waived under the applicable corresponding VIOC Benefit Plan immediately prior to the Closing and (B) provide each Transferred VIOC Centers Employee and his or her eligible dependents with either pro-rated deductibles and co-payments for the balance of the year or credit for any co-payments and deductibles paid prior to the Closing in the calendar year in which the Closing Date occurs (or, if later, in the calendar year in which Transferred VIOC Centers Employees and their dependents commence participation in the applicable HoldCo VIOC Welfare Plan) for purposes of satisfying any applicable deductible or out-of-pocket requirements under any HoldCo VIOC Welfare Plans in which the Transferred VIOC Centers Employees participate. If credit for deductibles and co-payments is provided, Ashland shall provide or cause to be provided adequate data to implement that credit as HoldCo may reasonably request.

               (ii) Ashland shall be responsible in accordance with its applicable welfare plans (and the applicable welfare plans of its affiliates) in effect prior to the Closing for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Closing by Transferred VIOC Centers Employees and their dependents, except that HoldCo shall be responsible for such claims to the extent such claims are reflected on the Balance Sheet or to the extent insured under an insurance policy of which HoldCo or its affiliates becomes the beneficiary and for which Ashland or its affiliates have paid the premium. HoldCo shall be responsible in accordance with the applicable welfare plans of HoldCo and its affiliates for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, from and after the Closing by Transferred VIOC Centers Employees and their dependents. For purposes of this Section 4.03(b)(ii), a claim shall be deemed to have been incurred on (A) the date of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies or (B) the date on which the charge or expense giving rise to such claim is incurred (without regard to the date of inception of the related illness or injury or the date of submission of a claim related thereto) in the case of all other claims; provided, however, that in the event of a hospital stay that commences prior to the close of business on the Closing Date and ends after the close of business on the Closing Date, the cost thereof shall be apportioned between HoldCo and Ashland with Ashland responsible for that portion of the cost incurred prior to the close of business on the Closing Date and HoldCo responsible for the balance of such cost. Effective as of the Closing, HoldCo shall assume all liabilities, obligations and commitments of Ashland and its affiliates to Transferred VIOC Centers Employees and their eligible dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Health Insurance Portability and Accountability Act of 1996 and applicable state Law; provided, however, that Ashland and its affiliates shall remain obligated to provide any applicable COBRA notices in respect of events occurring on or prior to the Closing Date.

     (c) Accrued Vacation. For purposes of determining the number of vacation days to which each Transferred VIOC Centers Employee shall be entitled following the Closing, HoldCo shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred VIOC Centers Employee as of the Closing. To the extent that a Transferred VIOC Centers Employee is entitled under any applicable Law or any policy of Ashland or its affiliates to be paid for any vacation days accrued or earned but not yet taken by such Transferred VIOC Centers Employee as of the Closing, HoldCo shall discharge the liability for such vacation days.

     (d) Retirement Plan. Immediately following the Closing, HoldCo or one or more of its affiliates shall have in effect a retirement benefit plan or plans (as applicable, the "HoldCo Retirement Plan") that shall provide benefits to the Transferred VIOC Centers Employees. HoldCo or such affiliate shall have sole discretion in establishing the provisions of the HoldCo Retirement Plan.

     (e) Administration. Following the date of this Agreement, Ashland and HoldCo shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 4.03, including exchanging information and data relating to workers' compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), and in obtaining any governmental approvals required hereunder.

     (f) Employment Tax Reporting Responsibility. HoldCo and Ashland hereby agree to follow the alternate procedure for employment tax withholding as provided in Section 5 of Rev. Proc. 96-60, 1996-53 I.R.B. 24 ("Rev. Proc. 96-60"). Ashland shall provide HoldCo with all necessary and accurate payroll records and such other information relating to the Transferred VIOC Centers Employees as HoldCo may reasonably request with respect to Transferred VIOC Centers Employees in order to comply with the provisions of Rev. Proc. 96-60 with respect to the calendar year that includes the Closing Date. HoldCo shall perform all employment tax reporting responsibilities for such employees from the Closing Date forward and shall furnish a Form W-2 for such calendar year to each Transferred VIOC Centers Employee that will include all remuneration earned by such Transferred VIOC Centers Employee from Ashland or HoldCo during such calendar year.

     (g) Intent. It is HoldCo's intent that the HoldCo Retirement Plan shall provide retirement benefits that are competitive within the retail industry.

          SECTION 4.04. Post-Closing Information. After the Closing, upon reasonable written notice, Ashland and HoldCo shall furnish or cause to be furnished to each other and their employees and Representatives, during normal business hours, reasonable access to the personnel, properties, books, Contracts, commitments, records and other information relating to the VIOC Centers (and, to the extent reasonably requested, copies of the portions relating to the VIOC Centers of any such books, Contracts, commitments, records and other information, in each case to the extent they are available in written form and they relate to the period prior to the Closing Date) and assistance relating to the VIOC Centers (to the extent within the control of such party), in each case for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and accounting matters.

          SECTION 4.05. Records. HoldCo recognizes that certain Records may contain incidental information relating to subsidiaries, divisions or businesses of Ashland other than the VIOC Centers and that Ashland may retain copies thereof. Ashland recognizes that certain documents and information of a type similar to the Records may be used, held for use or intended to be used primarily in, or arise primarily out of, the operation or conduct of the VIOC Centers, and shall provide copies of the relevant portions thereof to HoldCo at the Closing.

          SECTION 4.06.  [Intentionally Omitted].

          SECTION 4.07. Bulk Transfer Laws. HoldCo hereby waives compliance by Ashland with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the VIOC Assignment and Assumption.

          SECTION 4.08. Supplies. At any time after 20 days after the Closing Date, HoldCo shall not use stationery, purchase order forms, labels, material safety data sheets or other similar paper goods or supplies that state or otherwise indicate thereon that the VIOC Centers are a division or unit of Ashland.

          SECTION 4.09.  Mail. From and after the Closing, Ashland and
HoldCo shall cooperate with each other, and shall cause their Representatives to cooperate with each other, to ensure that (i) HoldCo receives copies of all mail (including mail sent by private delivery and electronic mail correspondence) relating to the VIOC Centers or the Transferred Assets and
(ii) Ashland receives all mail addressed to Ashland delivered to the Premises (which HoldCo is hereby authorized to receive and open) that contains information relating to, or of importance to, Ashland (including for financial reporting, accounting or tax purposes) or to subsidiaries, divisions or businesses of Ashland other than the VIOC Centers.

          SECTION 4.10. Further Assurances. From time to time after the Closing, as and when requested by any party hereto, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Transactions contemplated by this Agreement, including, (i) in the case of Ashland, executing and delivering to HoldCo such assignments, deeds, Consents and other instruments as HoldCo may reasonably request as necessary or desirable for such purpose and (ii) in the case of HoldCo, executing and delivering to Ashland such assumptions and other instruments as Ashland may reasonably request as necessary or desirable for such purpose. From and after the Closing Date, Ashland will promptly refer all bona fide written inquiries with respect to ownership of the Transferred Assets after the Closing or the operation or conduct of the VIOC Centers after the Closing to HoldCo or its designee.

          SECTION 4.11. Review of Contracts. Prior to the Closing Date, Ashland shall review the terms of each material Contract that relates in part to the VIOC Centers and in part to any other business of Ashland or any of its subsidiaries other than those Contracts identified in Section 4.11 of the VIOC Centers Disclosure Letter (collectively, "Ashland Joint Contracts") in order to determine whether such Contract should be terminated and replaced on or prior to the Closing Date by a separate Contract relating to the VIOC Centers on the one hand (any such separate Contract being an Assigned Contract, so long as (i) entering into such Contract would not otherwise be in violation of this Agreement and (ii) such Contract does not contain terms that, in the aggregate, are materially less advantageous to the VIOC Centers than the terms under the Contract being terminated and replaced), and a separate Contract relating to such other business of Ashland or any of its subsidiaries on the other hand (any such separate Contract not being an Assigned Contract). If requested by HoldCo or Marathon within 90 days after Ashland notifies HoldCo and Marathon in writing of the specific terms of the Ashland Joint Contracts, Ashland shall continue in effect any Ashland Joint Contract not terminated and replaced in accordance with the immediately preceding sentence, if not prohibited by the terms of such Ashland Joint Contract, until the stated expiration thereof (without regard to any available renewal options); provided, however, that Ashland shall not be prohibited from terminating any such Ashland Joint Contract that relates to a substantial number of Valvoline Instant Oil Change (VIOC) quick-lube service centers owned or operated by Ashland. Each of Ashland and HoldCo shall perform its respective obligations under all such Ashland Joint Contracts so as not to create a default thereunder, and Ashland shall provide HoldCo with rights thereunder consistent with historical practice between the parties with respect thereto, subject to obtaining any necessary Consents from third parties (which Ashland and HoldCo mutually agree to use their reasonable best efforts to obtain) and subject to HoldCo bearing the proportionate expense attributable to such rights consistent with historical practice between the parties with respect thereto; provided, however, that neither Ashland nor HoldCo shall be obligated to extend credit to the other party.

          SECTION 4.12. List of Permits. Within 90 days after the date of this Agreement, Ashland shall provide to HoldCo and Marathon a list setting forth all material certificates, licenses, permits, authorizations, Consents and approvals issued or granted to Ashland by, and all material exemptions of, or registrations or filings with, Governmental Entities ("Permits"), that are used, held for use or intended to be used in the operation or conduct of the VIOC Centers.

                                  ARTICLE V

                                  Termination

          SECTION 5.01. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically terminate, without further action by any party, and the VIOC Assignment and Assumption abandoned at any time prior to the Closing, upon termination of the Master Agreement in accordance with the terms thereof.

          SECTION 5.02. Effect of Termination. In the event of termination of this Agreement in accordance with Section 5.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, other than (i) Section 5.01 and this Section 5.02 and (ii) Article VI (General Provisions), which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of its representations, warranties or covenants set forth in the Transaction Agreements.

                                  ARTICLE VI

                              General Provisions

          SECTION 6.01. Interpretation; VIOC Centers Disclosure Letter; Certain Definitions. (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No item contained in any section of the VIOC Centers Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless (i) such item is included (or expressly incorporated by reference) in a section of the VIOC Centers Disclosure Letter that is numbered to correspond to the section number assigned to such representation or warranty in this Agreement or (ii) it is readily apparent from a reading of such item that it discloses an exception to such representation or warranty.

          (b) For all purposes hereof:

          "Blanket License Agreement" means the Blanket License Agreement among the parties thereto in the form attached hereto as Exhibit C, together with the forms of License Agreement, Licensee Sign and Equipment Lease Agreement and Licensee Supply Agreement which are attached thereto and incorporated by reference therein.

          "Environmental Liability" means any liability, obligation or commitment arising under any Environmental Law; provided, however, that Environmental Liability specifically does not include any liability, obligation or commitment relating to any Claim brought by any person other than a Governmental Entity seeking damages, contribution, indemnification, cost recovery, penalties, compensation or injunctive relief resulting from the existence or release of, or exposure to, Hazardous Materials, except where such Claim is brought as a citizen's suit in which no monetary damages are sought for the account of such person. Anything in this Agreement to the contrary notwithstanding, any liability, obligation or commitment under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable state Environmental Law that arises out of, is based on or is in connection with the disposal or Release by Ashland of Hazardous Materials at a location other than the Premises shall be treated as a Retained Liability and shall not be or become an Assumed Liability.

          "Intellectual Property" means patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, servicemarks, servicemark registrations, servicemark applications, trade names, business names, brand names, copyrights, copyright registrations and proprietary designs and design registrations.

          "Permitted Liens" means (i) Liens for current Taxes, assessments, governmental charges or levies not yet due, (ii) workers' or unemployment compensation Liens arising in the ordinary course of business, (iii) mechanic's, materialman's, supplier's, vendor's, garnishment or similar Liens arising in the ordinary course of business for amounts not yet due, (iv) Liens or other charges or encumbrances as may have arisen in the ordinary course of business, none of which individually or in the aggregate are material to the ownership, use or operation of the Transferred Assets, (v) any state of facts which an accurate survey would show which does not materially detract from the value of or materially interfere with the use and operation of the Transferred Assets, (vi) any Liens, easements, rights-of-way, restrictions, rights, leases and other encumbrances affecting title thereto, whether or not of record, which do not materially detract from the value of or materially interfere with the use and operation of the Transferred Assets, (vii) legal highways, zoning and building Laws, ordinances or regulations, (viii) any Liens for real estate Taxes which are not yet due and payable, (ix) Liens set forth in Section 3.02 of the VIOC Centers Disclosure Letter and (x) Liens set forth in Section 3.03 of the VIOC Centers Disclosure Letter.

          "VIOC Centers" means the Valvoline Instant Oil Change (VIOC) service center business operations (including the marketing and selling of quick service engine oil change services, lubrication services, certain routine maintenance check services, preventive automotive maintenance services, and related products and services) conducted at the locations listed in Section 6.01(b) of the VIOC Centers Disclosure Letter by Ashland, and the supporting office operations conducted at the locations listed in Section 6.01(b) of the VIOC Centers Disclosure Letter by Ashland, in each case directly or indirectly through certain of its subsidiaries, as of the date of this Agreement.

          "VIOC Centers Material Adverse Effect" means a material adverse effect (i) on the business, properties, assets, condition (financial or otherwise), operations or results of operation of the VIOC Centers, taken as a whole, (ii) on the ability of Ashland to perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement or (iii) on the ability of Ashland to consummate the VIOC Assignment and Assumption. For purposes of this Agreement, "VIOC Centers Material Adverse Effect" shall exclude any events, changes, effects and developments to the extent relating to (A) the economy of the United States or foreign economies in general, (B) industries in which the VIOC Centers operate and not specifically relating to the VIOC Centers, (C) any announcement by Ashland of the Transactions or of its intention to transfer the VIOC Centers or (D) the execution of the Transaction Agreements and the Ancillary Agreements and the consummation of the Transactions.

          SECTION 6.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          SECTION 6.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement (in accordance with the terms of Section 6.06) so as to effect the original intent of the parties hereto as closely as possible to the end that the Transactions contemplated hereby are fulfilled to the greatest extent possible.

          SECTION 6.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 6.05. No Third-Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto and the Marathon Parties, whom the parties hereto expressly agree are third-party beneficiaries entitled to enforce the provisions of this Agreement. Ashland acknowledges that the rights, titles and interests provided to HoldCo pursuant to this Agreement are a material part of the consideration for the agreements of the Marathon Parties pursuant to the Master Agreement. It is further understood that, subject to Section 14.09 of the Master Agreement, the respective successors and assigns of Ashland and HoldCo shall have all of the rights, interests and obligations of Ashland and HoldCo, respectively, hereunder.

          SECTION 6.06. Amendment. This Agreement may not be amended by the parties except pursuant to an instrument in writing signed on behalf of Ashland and HoldCo with the written consent of Marathon.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

                                              ASHLAND INC.,

                                              by  /s/ James J. O'Brien
                                                  -----------------------------
                                                   Name:  James J. O'Brien
                                                   Title: Chief Executive
                                                          Officer


                                              ATB HOLDINGS INC.,

                                              by  /s/ James J. O'Brien
                                                  -----------------------------
                                                  Name:  James J. O'Brien
                                                  Title: President